Exhibit 99.1

CorEnergy Announces Distribution Increase and Schedules Earnings Release for Fiscal Year Ended Nov. 30, 2012

FOR IMMEDIATE RELEASE

LEAWOOD, Kan. – February 5, 2013 – The Board of Directors of CorEnergy Infrastructure Trust, Inc. (“CorEnergy”) (NYSE: CORR) today declared the Company’s first quarter 2013 distribution of $0.125 per share, an increase of $0.015 from the prior quarter. The distribution is payable on March 19, 2013 to shareholders of record on March 8, 2013.

“We are pleased to announce an increase in our quarterly distribution as a result of our December 2012 acquisition of the Pinedale liquids gathering system (LGS),” said CorEnergy CEO, David Schulte. “We expect the Pinedale LGS, along with our legacy investments, to support annualized distributions of no less than $0.50 per share, largely derived from long-term contracted cash flows.”

The final tax character of this distribution cannot be determined prior to the Company’s fiscal year end.

2012 Fiscal Year End Earnings Schedule Announced

The company also announced that on Wednesday, Feb. 13, 2013, it will report its earnings results for its fiscal year ended Nov. 30, 2012.

The company will host a conference call on Wednesday, Feb. 13, 2013 at 4:00 p.m. CST to discuss its financial results. Please dial into the call at 877-407-8035 approximately five to ten minutes prior to the scheduled start time.

The call will also be webcast in a listen-only format.  A link to the webcast will be accessible at corenergy.corridortrust.com.

A replay of the call will be available until 11:59 p.m. CST March 13, 2013, by dialing 877-660-6853. The Conference ID # is 408822. A replay of the webcast will also be available on the company’s website at corenergy.corridortrust.com through Feb. 14, 2014.

About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR), acquires midstream and downstream U.S. energy infrastructure assets and concurrently enters into long-term triple net leases with energy companies. The Company’s principal objective is to provide stockholders with an attractive risk-adjusted total return, with an emphasis on distributions and long-term distribution growth. Formerly Tortoise Capital Resources Corp., CorEnergy previously traded under the ticker TTO. CorEnergy is managed by Corridor InfraTrust Management, LLC. Corridor is an affiliate of Tortoise Capital Advisors, L.L.C., a registered investment adviser with over $9.2 billion of assets under management in the U.S. energy infrastructure sector as of December 31, 2012. For more information, please visit www.corridortrust.com.

Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy’s reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy’s Board of Directors and compliance with leverage covenants.

Contact Information:
Rachel Stroer, Investor Relations, 877-699-CORR (2677), info@corridortrust.com